                                 EXHIBIT 12.1

                     KRANZCO REALTY TRUST AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                               ($ in thousands)


                                                                        KRANZCO REALTY TRUST
                                          ------------------------------------------------------------------------------------
                                                                         For the 12 months ended December 31,
                                           Three months       ----------------------------------------------------------------
                                               Ended
                                          March 31, 1998            1997                1996             1995             1994
                                          --------------            ----                ----             ----             ----
EARNINGS
Net Income (Loss)                                 $3,672       11,084(1)         $  8,536(2)         $  9,877         $  9,867

Plus:
1) Interest expense                                4,871          18,887              17,069           16,208           10,469
2) Amortization of debt costs                        147             577                 667              964              960
                                          --------------      ----------         -----------   --------------    -------------
   Total Earnings                                 $8,690         $30,548             $26,272          $27,049          $21,296
                                          --------------      ----------         -----------   --------------    -------------
FIXED CHARGES
1) Interest expense                               $5,164         $19,834             $17,320          $16,529          $11,405
2) Amortization of debt costs                        147             577                 667              960              960
3) Distributions on Preferred                      2,013           3,565                 695              485                0
                                          --------------      ----------         -----------   --------------    -------------
Shares
   Total Fixed Charges                            $7,324          23,976             $18,682          $17,974          $12,365
                                          --------------      ----------         -----------   --------------    -------------
Ratio of Earnings to
Fixed Charges                                       1.19         1.27(1)             1.41(2)             1.50             1.72
                                          ==============      ==========         ===========   ==============    =============

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(1)      Excludes $467 extraordinary loss on early extinguishment or debt.
(2)      Excludes $11,052 extraordinary loss on debt refinancing.c